Lyons Capital LLC  7239 San Salvador Drive

Suite 100

Boca Raton, Florida 33433 T 561 445 9939

10/27/20

Loan agreement

Att: Peter Klamka

Amount of loan: $20,000. USD

Loan to: Cordia Corporation 13275 West Colonial Drive Winter Garden, FL 34787

The term of the loan is six (6) months (the “Maturity Date”) from the Closing Date. The interest amount of this loan is 6% annual interest.

Jason Lyons

Chairman Lyons Capital LLC

Peter Klamka

CEO Cordia Corporation